Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hartman Short Term Income Properties XX, Inc.
Houston, Texas

We consent to the incorporation in Amendment No. 7 of this Registration Statement on Form S-11/A of our report dated August 18, 2009 (except for Note 4 as to which the date is October 16, 2009) relating to the audit of the balance sheet of Hartman Short Term Income Properties XX, Inc. as of June 30, 2009 and the related statements of operations, shareholders’ deficit and cash flows for the period from February 5, 2009 (inception) to June 30, 2009.  We also consent to the reference to us as experts in accounting and auditing under the heading "Experts" in this Prospectus.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 16, 2009